Exhibit 10.22

SHAREHOLDER LOAN AGREEMENT

THIS SHAREHOLDER LOAN AGREEMENT (this “Agreement”) dated this 16th day of January, 2018

BETWEEN:

Marc Duey of 2000 Art School Road, Chester Springs, PA 19425

(the “Shareholder”)

OF THE FIRST PART

AND

Felicitex Therapeutics, Inc. of 27 Strathmore Road, Natick, MA 01760

(the “Company”)

OF THE SECOND PART

IN CONSIDERATION OF the Shareholder lending certain monies (the “Loan”) to the Company, and the Company repaying the Loan to the Shareholder, both parties agree to keep, perform and fulfill the promises and conditions set out in this Agreement:

1.	Loan Amount & Interest

The Shareholder promises to loan up to $550,000.00 USD to the Company and the Company promises to repay this principal amount to the Shareholder, with interest at 12%, payable on the unpaid principal, upon demand.

2.	Payment

This Loan is repayable within 15 day(s) of the Shareholder providing the Company with written notice of demand.

3.	Default

Notwithstanding anything to the contrary in this Agreement, if the Company defaults in the performance of any obligation under this Agreement, then the Shareholder may declare the principal amount owing and interest due under this Agreement at that time to be immediately due and payable.

4.	Purpose

This Loan Agreement is intended to fund the Company until such time an equity financing can be completed by the Company. The loan may be converted into common stock at the request of Shareholder at a price per share equal to the price per share paid by Norma Investments on October 11, 2017 which is the last equity financing transaction for the Company. The price paid by Norma Investments was $.25238 per share of common stock.

5.	Governing Law

This Agreement will be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

6.	Costs

All costs, expenses and expenditures including, without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Company, will be added to the principal then outstanding and will immediately be paid by the Company.

7.	Binding Effect

This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Company and Shareholder. The Company waives presentment for payment, notice of non-payment, protest, and notice of protest.

8.	Amendments

This Agreement may only be amended or modified by a written instrument executed by both the Company and the Shareholder.

9.	Severability

The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

10.	General Provisions

Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

11.	Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand on this 16th day of January 2018.

/s/ Marc Duey
Marc Duey

/s/ Maria Vilenchik
Maria Vilenchik
CEO
Felicitex Therapeutics, Inc.

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